UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) December 13, 2006
BioScrip, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-28740 (Commission File Number)	05-0489664 (IRS Employer Identification No.)

100 Clearbrook Road, Elmsford, New York (Address of Principal Executive Offices)	10523 (Zip Code)
Registrant’s telephone number, including area code (914) 460-1600

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01      Entry into a Material Definitive Agreement.
Item 3.03 below is incorporated herein by reference.
Item 3.03      Material Modification to Rights of Security Holders.
On December 8, 2006, Heartland Advisors, Inc. (“Heartland”) filed an amended Schedule 13G with the Securities and Exchange Commission announcing that Heartland had become the beneficial owner of 18.5% of the outstanding shares of common stock of BioScrip, Inc. (the “Company”). In response to this announcement, the Company amended its Amended and Restated Rights Agreement, dated as of December 3, 2002, between the Company and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”) to exclude Heartland from the definition of “Acquiring Person” unless it becomes, together with its affiliates and associates, the beneficial owner of 20% or more of the shares of the Company’s outstanding common stock, other than as a result of repurchases by the Company of shares of the Company’s common stock . Under the Rights Agreement, as amended, any person other than Heartland would become an Acquiring Person upon the acquisition, either alone or together with the affiliates and associates of that person, of the beneficial ownership of 15% or more of the outstanding shares of the Company’s common stock.
Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.	The following information is furnished as an exhibit to this Current Report:

Exhibit No.	Description of Exhibit

10.1	First Amendment, dated December 13, 2006, to the Amended and Restated Rights Agreement, dated as of December 3, 2002 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Date: December 14, 2006	BIOSCRIP, INC.
	By:	/s/ Barry A. Posner
Barry A. Posner,
Executive Vice President, Secretary and General Counsel

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